Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

IR-Med, Inc.:

We consent to the use of our report dated May 7, 2021, with respect to the consolidated financial statements of IR-Med, Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel

October 28, 2021